                                                                      EXHIBIT 99

RETRACTABLE TECHNOLOGIES SIGNS AGREEMENT TO PRODUCE VANISHPOINT SAFETY SYRINGES IN CHINA FOR GLOBAL MARKET

LITTLE ELM, Texas, June 24, 2002 -- Retractable Technologies, Inc. (AMEX:RVP), a leading maker of safety needle devices, announced today that it has signed a long-term agreement with Double Dove Co., Ltd., the largest syringe maker in the People's Republic of China, to produce its line of VanishPoint(R) safety syringes for worldwide distribution.

The deal vastly improves Retractable's economies of scale without requiring any capital investment by the company. Under this arrangement, Double Dove will supply syringes to Retractable at an average unit cost of 8.5 cents, fully packaged, sterilized and ready for use by healthcare workers. This low cost for finished goods will allow Retractable to market its products at prices comparable to those of conventional, non-safety syringes, thereby enabling healthcare facilities in countries from Armenia to Zimbabwe to afford syringes that prevent not only accidental needlesticks but also needle reuse, which is a major cause of the spread of AIDS and hepatitis C in the Third World. The agreement also calls for Double Dove to manufacture safety syringes exclusively for Retractable.

Double Dove is expected to begin shipping VanishPoint(R) devices to Retractable customers in about three months from its PuDong facility near Shanghai, where approximately 100,000 square feet will be dedicated to VanishPoint(R) production. The company, which currently produces more than one billion units of its own syringes each year, mainly for the Chinese market, will also assist Retractable in marketing the VanishPoint(R) line in China. Retractable will continue to manufacture its needle devices for the U. S. market at its headquarters facility in Little Elm.

Thomas J. Shaw, Retractable's president and CEO, said: "Our deal with Double Dove, one of the largest and most respected companies in China, is the first of its kind in the needle safety industry in that we achieve high volume production economies from the very start. If you combine this new international competitive edge with the fact that our products are already recognized as the safest and best overall, we become a serious contender for the world market of approximately 30 billion units annually." He added: "This is a giant step in our effort to protect healthcare workers in lesser developed countries from potentially deadly accidental needlestick injuries."

After a thorough study of all safety needle products available worldwide, Double Dove initiated the deal with Retractable through its U. S. subsidiary, Double Dove USA. Li Xianyu, president of Double Dove, said, "This is a very important milestone for us. Without a doubt, the Retractable Technologies design and engineering is superior to all others that we have examined. We are gratified in knowing that due to our capabilities, these products will now be available to prevent accidental needlestick injuries throughout the world, including lesser developed countries."

Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand; the company's ability to access the market; the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

For more information on Retractable, visit our Web site at www.vanishpoint.com.

Contact:

Retractable Technologies, Inc., Little Elm
Investor Contact:
Douglas W. Cowan, 888/806-2626 or 972/294-1010
rtifinancial@vanishpoint.com
   or
Media Contact:
Phillip L. Zweig, 508/627-9717
214/912-7415 (cell)
plzweig@aol.com
   or
Double Dove USA
Ramzi Abulhaj, 305/620-4007
ramzia@vitalcare.com